Exhibit 99.1

VLOV Presents at the Mercedes-Benz New York Fashion Week Spring/Summer 2013

XIAMEN, China, September 11, 2012 /PRNewswire-Asia)/-- VLOV, Inc. (OTC Bulletin Board: VLOV) ("VLOV" or the "Company"), which designs, sources, markets and distributes VLOV-brand fashion forward men’s apparel in the People’s Republic of China, today announced that videos and photos from VLOV’s presentation at the Mercedes-Benz New York Fashion Week Spring/Summer 2013 are now available on the Company’s website www.vlov.net.

VLOV’s show on Saturday, September 8, 2012, featured some of the top male models in fashion including Sean O’Pry, Clément Chabernaud, Simone Nobili, Simon van Meervenne, River Viiperi, James Smith, and Sebastien Sauve.

“We want to again thank the organizers of the Mercedes-Benz New York Fashion Week for selecting us to show for the second consecutive year,” commented Mr. Qing Qing Wu, Chairman and CEO of VLOV. “We would also like to thank all of the agencies and staff that worked alongside us this week, without their efforts our event would not have been such a success.”

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources, markets and distributes VLOV brand fashion-forward apparel for men ages 20 to 45 throughout China.  As of June 30, 2012, VLOV products were sold by its distributors at 414 points of sale across northern, central and southern China, as well as at 18 stores in Fujian Province owned and operated by VLOV.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipate,” “optimistic,” “intend,” “will” or similar expressions.  The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov.  All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors.  Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:
VLOV, Inc.
Bennet Tchaikovsky, Chief Financial Officer
310-622-4515
bennet@vlov.net